EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of AT&T Comcast Corporation on Form S-4 of our report dated April 29, 2002 related to the balance sheet of AT&T Comcast Corporation as of December 31, 2001, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

DELOITTE & TOUCHE LLP

Philadelphia, Pennsylvania
November 15, 2002